EXHIBIT 99.1

                      PETMED EXPRESS, INC.
                   QUARTER ENDED JUNE 30, 2005
                   CONFERENCE CALL TRANSCRIPT
                 JULY 25, 2005 AT 8:30 A.M. EDT

Coordinator    Welcome to the PetMed Express, Inc. doing business
               as 1-800-PetMeds conference call to review the financial results for the first quarter ended on June 30, 2005. At the request of the company, this conference call is being recorded.

               Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses direct to the consumer. 1-800-PetMeds markets its products through national television, on-line, direct mail, and print advertising campaigns, which direct consumers to order by phone, or on the Internet, and aim to increase the recognition of the 1-800-PetMeds brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery.

               At this time I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce
               Rosenbloom.

B. Rosenbloom  Thank  you, I would like to welcome everyone  here today. Before I turn the call over to Mendo Akdag, our Chief Executive Officer, I'd like to remind everyone that the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call.

               Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission, that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly, based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements.

               We have identified various risk factors associated with our operations in our most recent Annual
               Report, and other filings with the Securities and Exchange Commission.

               Now let me introduce today's speaker, Mendo Akdag,
               the    Chief    Executive   Officer   of    1-800-
               PetMeds.Mendo.

M. Akdag Thank you, Bruce. Welcome and thank you for joining us. Today we will review the highlights of our financial results; we'll compare our first fiscal quarter ended on June 30, 2005 to last year's quarter ended on June 30, 2004.

               For the first fiscal quarter ended on June 30, 2005, sales were $43.6 million, compared to sales of $35.3 million for the same period the prior year, an increase of 24%. The increase was primarily due to increased retail reorders, retail new orders and wholesale sales.

                     Exhibit 99.1 Page 1 - 7


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               For  the first fiscal quarter, net income was $3.5
               million, or $0.15 diluted per share, compared to $1.8 million, or $0.08 diluted per share for the same quarter last year, an increase to net income of 95%. Retail reorder sales increased by 29% to $25.8 million for the quarter, compared to reorder sales of $19.9 million for the same quarter the prior year.

               Retail new order sales increased by 10% to $16.4 million for the quarter, compared to $14.9 million for the same quarter the prior year. Wholesale sales were $1.4 million for the quarter, compared to $400,000 for the same quarter the prior year.

               We acquired approximately 217,000 new customers in the first fiscal quarter, compared to 191,000 for the same period the prior year. The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off season.

               For the first fiscal quarter, our gross profits as a percent of sales was 38.6%, compared to 39.3% for the same period a year ago. The percentage decrease can mainly be attributed to increases in wholesale sales, which have lower gross profit margins, and increases to our product and freight costs.

               Our general and administrative expenses as a percent of sales decreased to 8.8% for the quarter, compared to 9.1% for the same quarter the prior year. The improvement shows a continued leverage of the G&A. Approximately 54% of our customers placed their orders on our Web site for the quarter, compared to 52% for the prior year.

               We spent $7.6 million in advertising for the quarter, compared to $7.8 million for the same quarter the prior year. Advertising costs of acquiring a customer for the quarter was approximately $35, compared to $41 for the same quarter the prior year. The improvement is attributable to increased advertising efficiency, and more effective creatives.

               Our working capital increased by $3.8 million to $25.7 million since March 31, 2005. The increase can be attributed mainly to cash flow generated from operations. We had $20.7 million in cash and $10.1 million in inventory with no debt as of June 30, 2005.

               Net cash from operations for the quarter was $8.0 million, compared to $1.7 million for the same period the prior year. Capital expenditures for the quarter were approximately $12,000.

               This ends the financial review. Operator, we are ready to take questions.

Coordinator    Our  first  question comes from Bernard  Liu  with
               Noble Financial.

B. Liu         What was your average order size in the quarter?

M. Akdag       It was approximately $79.00.

B. Liu Now the acquisition costs for a new customer has trended down nicely; can you give us some more color on what is occurring here in terms of what's driving the advertising efficiency?

                     Exhibit 99.1 Page 2 - 7


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M. Akdag       We  shifted some dollars from print to television.
               So  we've spent about, approximately, 60%  of  our
               advertising  on television this June quarter.   If
               you compare it to last year's same quarter it was about 47%.

B. Liu What's the split between the print part and the Internet portion?

M. Akdag We don't like to give details due to competitive reasons. I'm going to leave it at what I said.

B. Liu With the number of non-veterinarian pharmacies of pet medications in business increasing, what are you seeing in terms of the pricing environment now that price is more transparent to the consumer, are you seeing any price pressure on your key products?

M. Akdag There is certainly more price competition, and it's expected. We've got to differentiate ourselves from the competition with our strengths. Our brand name gives us immediate credibility with the consumer. We are a licensed pharmacy, which most on line retailers are not, and it's more convenient for the consumer to purchase both prescription and over-the-counter medications from one source.

               Also, we do the work for the consumer and attempt to get their prescription authorization from their veterinarian free of charge. We offer free shipping on all orders over $39.00. And we are also increasing our health education content in our communications with the consumer to build value for our customers to differentiate our brand. We offer exceptional customer care and support.

B. Liu You did mention in terms of the gross margin decrease attributable to the increase in the wholesale sales, and the increase in product and freight costs, how much do you think the decrement was due to pricing pressures?

M. Akdag I think there is about 0.7% decrease in gross profit margins, approximately 0.5% of that is due to wholesale sales, and the other 0.2% is due to product and freight cost increases. We do have offers out there, but at this moment it's minimal, the impact.

B. Liu One more question and I'll get back in queue. It seems like your tax rate trended down as well, can you give me more color as to what caused that, and what should we be looking for, for the remainder of the year and fiscal '06?

B. Rosenbloom  Bernard,  this is Bruce.  As far as the tax  rate, during the first quarter we take our loss carry forward, which is about $266,000, we always take that in the first quarter, essentially our annual loss carry forward is what you're seeing, it always trends to be a lower number in the first quarter. But I would still use the same
               percentage  that  you've  been  using,  which   is
               approximately 37%.

B. Liu Would that be 37% for the full year, or just for the remaining quarters?

B. Rosenbloom  For the full year.

Coordinator    Our  next question comes from Frank Gristina  with
               Avondale Partners.

F. Gristina    You guys showed really good scale on your G&A, and
               I was just curious where do you think that this kind of expense line normalizes? Maybe a better way is to give us an update on what percentage fixed versus variable? That's the first question.

                     Exhibit 99.1 Page 3 - 7

M. Akdag I would say about 60% is variable, and 40% is fixed.

F. Gristina    How  low do you think this can go, Mendo, in terms
               of just over 8% as a percent of sales, is this something you still see a lot of scale over?

M. Akdag       I  mean you can do the math with 60% variable, and
               40%  fixed.   Obviously, nothing is fixed  in  the
               long run.

F. Gristina    Okay.   In  the quarter we talked to a  number  of
               vets and they cited a very strong flea and tick season all over the Eastern coast, and I was just curious, in terms of your products, what sold faster; did you have more growth on your flea and tick SKU's, what was the fastest growing SKU, if that's not too competitive?

M. Akdag       Flea and tick was strong.

F. Gristina    Then   the   last  question,  at  $35.00  customer
               acquisition costs, which you're citing TV as  part
               of  the  reason,  is this a good number,  are  you
               happy with the $35.00 number, and would this cause
               you   to   spend  aggressively  to   acquire   new
               customers? The second part is, is September still a good quarter to acquire new customers?

M. Akdag We are happy with the $35.00. Obviously, it beats $41.00, which was the same quarter last year, so it was a 15% improvement, so we're happy about that. September is still a good quarter, but it's not as good as the June quarter.

F. Gristina    One  more  question,  are you  doing  anything  in
               particular  to  your  SKU base  to  make  it  less
               seasonal in terms of acquiring new customers?  Are
               you   adding  maybe  less  prescription  or   less
               medicinal and more nutritional or grooming type of products to sort of smooth out that customer acquisition seasonality?

M. Akdag We are increasing the nutritional supplements with new private label high end products.

F. Gristina    Excellent. Thanks, guys.  Nice quarter.

Coordinator    Our  next  question comes from Terese Fabian  with
               Sidoti and Company.

T. Fabian      I  missed the number on the percentage being spent
               on TV ads, cable TV ads, was that 60%?

M. Akdag       Yes,     60%    of    advertising    expenditures,
               approximately, was spent on television.

T. Fabian      What  is  your outlook for the ad market  for  the
               rest of the year on cable TV? Do you think it's going to stay as soft as it is, or do you expect that more advertisers will be going to cable?

M. Akdag       Cable is growing.  If you look at according to the
               financial  broadcast  analysts,  10%  growth   was
               projected on cable TV advertising.

T. Fabian      So  that  leads  me to ask you whether  you  think
               you'll be getting as good mileage from your ads going forward, or do you think that percentage is going to be going up in terms of ad to sales percentage?

M. Akdag It's still a slightly better environment this year compared to last year.

                     Exhibit 99.1 Page 4 - 7

T. Fabian      A  question  on your reorders, are you  doing  any
               special product offers, or discounts for reorders;
               how are you trying to increase that number?

M. Akdag We're really focusing on health education content in our communications, and to communicate more relevant to the consumers to differentiate our brand, and help our customers choose the right products for their pet's conditions. We'll continue to do that, I just don't want to get into details due to the competitive reasons.

T. Fabian      It  seems  to  be  working so far.   But  then  my
               question is on competition and pricing for new customers, as you acknowledged many times before, there's a lot more competition on the Internet, does that give you a cause for concern, would you be working on your gross margins a little bit more, or do you think lowering them to get more new customers?

M. Akdag We're really going to focus on gross profit dollars in the long run than gross profit percent. So if that's what it takes to get the top line growing, and get higher gross profit dollars, we'll do that.

T. Fabian      I  have one last question, and that concerns  some
               of your products in terms of private label sales, and horse meds, and also is anything happening with your insurance product?

M. Akdag Our private label sales are growing, the horse meds are growing, we only so far introduced it to our customer base, we have not attempted to acquire customers just for horse meds, but we're going to be testing that in the off season. We are not doing anything with insurance at this time.

Coordinator    Our  next  question comes from Mike  Bossman  with
               Peninsula Capital.

M. Bossman     I  was  just wondering if you can comment  on  the
               unusually warm or hot weather we've had in the nation, and specifically in July, is that an impetus for further flea and tick sales, or is that pretty much played out at this point?

M. Akdag Typically the consumers will buy in the beginning of Spring is when we see an increase in sales. Then during Summer there may be a second sale depending on.there are three packs, six packs, twelve packs, that they can buy. So depending on how many packs the consumer bought, there is a possibility that there could be a second sale during Summer.

M. Bossman     Also,   your  record  revenues  here,   but   your
               inventories actually dropped, can you just comment on what's going on there?

M. Akdag There was no promotions or buying opportunities, that's when we increase our inventories, if there are any promotions from the manufacturers. You will see us going up and down, depending on promotions from the manufacturers.

M. Bossman     So  there  was  no  significant  discounting  this
               quarter?

M. Akdag       No.  That's why the inventory is low.

M. Bossman     Then  did you give out a DSO number by chance  for
               receivables?

M. Akdag       Receivables.I  have it someplace here.   [DSO  was
               approximately  3  days]  Receivables   were   $1.9
               million.

                     Exhibit 99.1 Page 5 - 7

M. Bossman     Then  can you comment on just where you're  seeing
               nationally   the  growth,  is  it  primarily   the
               Southeast or West Coast? Do you give out those numbers?

M. Akdag       Southern  states typically have higher sales,  and
               then it gets into major population areas. You will have California, Florida, Texas, and then you get into New York, New Jersey, Pennsylvania, etc.

Coordinator    We  have  a  question  from  Frank  Gristina  with
               Avondale Partners.

F. Gristina    Two  follow up questions, you gave the  update  on
               horses,  given that this model is clearly  working
               for  dogs, cats, and eventually maybe horses,  are
               there other pet categories that you might consider
               entering  near term next year, or so?   Are  there
               other categories that are large enough to make sense that you can duplicate the model in?

M. Akdag       The answer is no.

F. Gristina    Do calls into vets reveal that a larger percentage
               of  them  are willing to release the prescription?
               I  was  just  curious if you  guys  saw  a  larger
               authorization percentage in the quarter?   So  are
               the vets complying more frequently than a year ago today?

M. Akdag       I will say there's probably a slight improvement.

F. Gristina    In  the  past you talked, when the compliance  was
               lower, you talked about maybe lobbying or putting some formal procedure in place to try to get that authorization, are you still thinking about going down that road, or is it kind of working itself out based on consumer demand?

M. Akdag       We  don't  have any initiatives at this time.   It
               doesn't mean we won't sometime in the future.

Coordinator    Our  next  question comes from Terese Fabian  with
               Sidoti and Company.

T. Fabian      I  have  a  question on wholesale sales,  what  is
               driving that, it's been increasing, sort of coming along from the past year?

M. Akdag We really get calls, requests for it, and we started filling them last year. We'd rather sell it than somebody else, if somebody wants to get the product we would rather be the wholesaler than somebody else. So we started filling their orders. We always got calls for it.

T. Fabian      Are  the  retailers  buying  from  you,  are  they
               shifting  away  from  other  sources?    Is   this
               something that we can look forward to in our modeling?

M. Akdag       They're typically more smaller retailers.

T. Fabian      Then  another  question  to  return  back  to  the
               competition on sales on the Internet, when I do my
               scans  I  still see a lot of sales sites that  are
               using   products   produced   internationally   in
               Australia and such, what is going to be happening with that do you expect?

M. Akdag It's really a work in progress. We notify the regulators and the manufacturers regarding that. We do our own tests, and when we find out that they do, we're notifying, and they typically take action, but as one gets shuts down another one pops up. So it's a maintenance item for us.

                     Exhibit 99.1 Page 6 - 7


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Coordinator    Our  next  question comes from  Bernard  Liu  with
               Noble Financial.

B. Liu One follow up question, are there many more products available on . prescription that you can add in terms of SKU's? And maybe you can share with us a conceptual criteria of what you would use for potential SKU additions?

M. Akdag       Currently   we  are  focusing  our  additions   on
               nutritional supplements. We typically look for high price, high margin, and lightweight products.

Coordinator    At  this  time  I show no further questions.   I'd
               like to turn the call back over for any closing remarks.

M. Akdag We'll continue focusing our efforts in three areas to capitalize on the pet industry's growth trend. One, optimizing our advertising and media buys. Two, improving reorders with health education content to build value for our customers, to differentiate our brand, and help our customers choose the right product for their pet's conditions. And, three, expanding product offerings with new private label high end products with a focus on quality nutritional supplements.

               This wraps up today's conference call. Thank you for joining us.

Coordinator    At  this  time, this concludes today's conference.
               You may disconnect at this time. Thank you for your participation.

                     Exhibit 99.1 Page 7 - 7


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